UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2018
INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue Mountain View, CA 94043
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 944-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Compensation Arrangements for Brad D. Smith and Sasan Goodarzi

On August 23, 2018, Intuit announced that Brad D. Smith would step down as President and Chief Executive Officer, effective January 1, 2019, and would be appointed Executive Chairman of the Board of Directors on that date. At the same time, Intuit announced that Sasan Goodarzi, Executive Vice President and General Manager of Intuit’s Small Business and Self Employed Group, would succeed Mr. Smith as President and Chief Executive Officer of Intuit, effective January 1, 2019.

In connection with Mr. Smith’s new role, on October 31, 2018, Intuit’s Board of Directors approved the following changes to Mr. Smith’s compensation arrangement, effective January 1, 2019:

Salary and Bonus. Mr. Smith will be paid an annual base salary of $750,000. Mr. Smith will also be eligible to receive a target annual bonus of 100% of his base salary, prorated for Intuit’s 2019 fiscal year as of the date of his change of role.

Equity Awards. Mr. Smith will be granted the number of restricted stock units determined by dividing $3,000,000 by the closing price of the Intuit’s common stock on the date of grant. The date of grant for these restricted stock units will be Intuit’s regularly scheduled monthly grant date occurring in February 2019. The restricted stock units will vest and become issuable to Mr. Smith over approximately four years, with one fourth of the restricted stock units vesting on December 31, 2019, and 6.25% of the shares vesting on each April 1, July 1, October 1, and December 31 thereafter, until the shares under this award are fully vested. The restricted stock units will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan.

In connection with Mr. Goodarzi’s new role, on October 31, 2018, Intuit’s Board of Directors approved the material terms of Mr. Goodarzi’s compensation as President and Chief Executive Officer, effective January 1, 2019, which terms will be reflected in an employment agreement to be finalized by the parties. The material terms approved by the Board of Directors are as follows:

Salary and Bonus. Mr. Goodarzi will be paid an annual base salary of $1,000,000. Mr. Goodarzi will also be eligible to receive a target annual bonus of 150% of his base salary, prorated for Intuit’s 2019 fiscal year as of his promotion date.

Separation Benefits. Under circumstances related to the termination of Mr. Goodarzi’s employment, and conditioned upon Mr. Goodarzi’s execution of a release and waiver of claims, Mr. Goodarzi will also be entitled to receive certain severance benefits. In the event of Mr. Goodarzi’s termination following a change in control of Intuit, his involuntary termination or termination without cause, all as will be more fully set forth in his employment agreement, Mr. Goodarzi will be entitled to a single lump sum severance payment equal to 12 months of his then current annual base salary and 100% of his target bonus for the then current fiscal year.

 Additional information regarding Mr. Smith and Mr. Goodarzi and their roles is described in the Form 8-K the Company filed with the Securities and Exchange Commission on August 23, 2018.

ITEM 8.01 OTHER EVENTS.

In September 2018, the trustee of a trust for which Scott Cook, Intuit’s Chairman of the Executive Committee is an investment advisor, adopted a stock trading plan related to the sale of up to 152,001 shares of Intuit Inc. common stock. Subject to the terms and conditions of this plan, a brokerage firm may periodically complete these transactions at predetermined prices from November 2018 through January 2019.

In September 2018, Brad D. Smith, Intuit’s Chairman and Chief Executive Officer, as trustee of two trusts established for the benefit of family members, adopted stock trading plans related to the sale of up to an aggregate of 22, 418 shares of Intuit Inc. common stock. Subject to the terms and conditions of this plan, a brokerage firm may periodically complete these transactions at predetermined prices from November 2018 through September 2019.

In September 2018, Sasan Goodarzi, Intuit’s Executive Vice President and General Manager of the Small Business and Self-Employed Group adopted a stock trading plan related to the sale of up to 9,309 shares of Intuit Inc. common stock and the exercise of up to 76,526 stock options and the sale of the underlying shares. Subject to the terms and conditions of this plan, a brokerage firm may periodically complete these transactions at predetermined prices from November 2018 through June 2019.
In September 2018, Gregory Johnson, Intuit’s Executive Vice President and General Manager of the Consumer Group adopted a stock trading plan related to the sale of up to 7,529 shares of Intuit Inc. common stock. Subject to the terms and conditions of this plan, a brokerage firm may periodically sell these sales at predetermined prices from November 2018 to November 2019.
These trading plans are intended to satisfy the requirements of Rule 10b5-1 of the Exchange Act and were adopted in accordance with Intuit's policies regarding securities transactions. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock.

Transactions under these trading plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission, to the extent required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2018	INTUIT INC.

	By:	/s/ MICHELLE M. CLATTERBUCK
Michelle M. Clatterbuck
Executive Vice President and Chief Financial Officer